UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2011

______________________________
WORLD HEART CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120 Salt Lake City, Utah USA	84116
(Address of principal executive offices)	(Zip Code)

(801) 355-6255
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2011, World Heart Corporation (the “Company”) received a notice from the Listing Qualifications Department of The NASDAQ Stock Market stating that for the last thirty consecutive business days the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until February  13, 2012, to regain compliance. The letter states that the NASDAQ staff will provide written notification that the Company has achieved compliance with Rule 5550(a)(2) if at any time before February 13, 2012, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of  ten consecutive business days.

If the Company does not regain compliance with Rule 5550(a)(2) by February 13, 2012, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period. However, if it appears to the NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, the NASDAQ staff would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the staff’s determination to a Listing Qualifications Panel.

The Company intends to monitor the bid price for its common stock between now and February 13, 2012. If its common stock do not trade at a level that is likely to regain compliance, the Company’s Board of Directors will consider options available to the Company to achieve compliance.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 18, 2011

WORLD HEART CORPORATION

	By:	/s/ Morgan R. Brown
	Name:	Morgan R. Brown
	Title:	Executive Vice President and Chief Financial Officer